EXHIBIT 10.1

RGA REINSURANCE COMPANY
EXECUTIVE DEFERRED SAVINGS PLAN

RGA REINSURANCE COMPANY
EXECUTIVE DEFERRED SAVINGS PLAN

TABLE Of CONTENTS

ARTICLE I – INTRODUCTION	1
1.1 1.2 1.3 1.4 1.5 1.6	Name of Plan Purposes of Plan "Top Hat" Pension Benefit Plan Plan Unfunded Effective Date Administration	1 1 1 1 1 2

ARTICLE II – DEFINITIONS AND CONSTRUCTION	2
2.1	Definitions	2
(a) "Account"
(b)   "Beneficiary"
(c)   "Code"
(d)   "Committee"
(e)   "Company"
(f)   "Compensation Committee"
(g)   "Deferral Period"
(h)   "Directors"
(i)   "Effective Date"
(j)   "Employee"
(k)   "ERISA"
(l)   "401(k) Plan"
(m)   "Incentive Compensation"
(n)   "Incentive Deferral"
(o)   "Matching Contribution"
(p)   "Participant"
(q)   "Participation and Deferral Election Form"
(r)   "Plan"
(s)   "Plan Year"
(t)   "Salary"
(u)   "Salary Deferral"
(v)   "Termination Date"
(w)   "Transferred Accounts"
(x) "Valuation Date"	2 2 2 2 2 2 2 3 3 3 3 3 3 3 3 3 3 4 4 4 4 4 4 4
2.2	Number and Gender	4

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2.3	Headings	4

ARTICLE III – PARTICIPATION AND ELIGIBILITY	5
3.1 3.2 3.3	Participation Commencement of Participation Cessation of Active Participation	5 5 5

ARTICLE IV – DEFERRALS & MATCHING CONTRIBUTIONS	6
4.1 4.2 4.3 4.4 4.5	Deferrals by Participants Effective Date of Participation and Deferral Election Form Modification or Revocation of Election by Participant Matching Contributions Elections Prior to January 1, 1996	6 6 6 7 7

ARTICLE V – VESTING, DEFERRAL PERIODS AND EARNINGS ELECTION	7
5.1 5.2 5.3	Vesting Deferral Periods Earnings Elections	7 8 8

ARTICLE VI – ACCOUNTS	8
6.1 6.2 6.3	Establishment of Bookkeeping Accounts Subaccounts Hypothetical Nature of Accounts	8 8 8

ARTICLE VII – PAYMENT OF ACCOUNT	9
7.1 7.2 7.3 7.4 7.5	Timing of Distribution of Benefits Form of Payment or Payments Designation of Beneficiaries Unclaimed Benefits Hardship Withdrawals	9 10 11 11 11

ARTICLE VIII – ADMINISTRATION	12
8.1 8.2 8.3 8.1	Committee General Powers of Administration Determination of Amount of Distribution of Contribution to 401(k) Plan Indemnification of Committee	12 12 12 12

ARTICLE IX – DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION	13
9.1 9.2 9.3 9.4	Claims Claim Decision Request for Review Review of Decision	13 13 13 14

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9.5	Discretionary Authority	14

ARTICLE X – MISCELLANEOUS	14
10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9	Plan Not a Contract of Employment Non-Assignability of Benefits Withholding Amendment and Termination Unsecured General Creditor Status Of Employee Severability Governing Laws Binding Effect Entire Agreement	14 14 15 15 15 16 16 16 16

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ARTICLE I
INTRODUCTION

1.1	Name of Plan.

RGA Reinsurance Company (formerly known as Saint Louis Reinsurance Company) (the “Company” or such subsidiaries or affiliated Companies of RGA Reinsurance Company which have, with the consent of the Directors adopted the Plan) currently maintains the Saint Louis Reinsurance Company (the “EDCP”) hereby amends and restates the EDCP in its entirety and renames the EDCP the RGA Reinsurance Company Executive Deferred Savings Plan (the “]Plan”).

1.2	Purposes of Plan.

The purposes of the Plan are to provide deferred compensation through Salary Deferrals or employer-provided benefits, or both, for a select group of management or highly compensated Employees of the Company and to provide those Employees who are eligible to do so the opportunity to maximize their elective contributions to the RGA Reinsurance Company Profit Sharing Plan and Trust and the 401(k) Plan of any other Company which has adopted the Plan and Trust (the “401(k) Plan”) in accordance with certain restrictions and limitations in the Code.

1.3	“Top Hat” Pension Benefit Plan.

The Plan is an “employee pension benefit plan” within the meaning of ERISA Section 3(2). The Plan is maintained, however, for a select group of management or highly compensated employees and, therefore, is exempt from Parts 2, 3 and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).

1.4	Plan Unfunded.

The Plan is unfunded. No amounts will be set aside for the benefit of Plan Participants or their Beneficiaries and all benefits will be paid from the general assets of the Company, which will continue to be subject to the claims of the Company’s creditors, except to the extent the assets are held in a rabbi trust that is adopted for such purpose.

1.5	Effective Date.

The amended and restated Plan is effective as of January 1, 1996.

1.6	Administration.

        The Plan shall be administered by the Committee.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1	Definitions.

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

(a)

“Account” means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Article VI that is credited with Salary Deferrals, Incentive Deferrals and Matching Contributions made by the Company on behalf of each Participant pursuant to Article IV, the earnings and losses on such amounts as determined in accordance with Article V, and any account balances from the Saint Louis Reinsurance Company Executive Deferred Compensation Plan, as well as transferred account balances, if any, from the General American Life Insurance Company Executive Deferred Savings Plan, the General American Life Insurance Company Executive Deferred Compensation Plan or the General American Life Insurance Company Management Deferred Compensation Plan, or from any other deferred compensation plan maintained by a Company, that have been credited to account balances in the Plan.

(b)	“Beneficiary” means the person or persons designated by the Participant in accordance with Section 7.3.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the administrative committee appointed by the Compensation Committee to administer the Plan in accordance with Article VIII.

(e)	“Company” means RGA Reinsurance Company and any of its subsidiaries or affiliated companies which has, with the consent of the Directors, adopted the Plan.

(f)	“Compensation Committee” means the Compensation Committee of the Board of Directors of RGA, Inc.

(g)

“Deferral Period” means the period of time for which a Participant elects to defer receipt of Salary Deferrals, Incentive Deferrals and Matching Contributions credited to such Participant’s Account and shall be either the period of years specified in Section 5.2 or the period of years until the Participant’s termination of employment. Deferral Periods shall be measured on the basis of Plan Years, beginning with the Plan Year that commences immediately following the Plan Year for which the applicable Salary Deferrals, Incentive Deferrals and/or Matching Contributions are credited to the Participant’s Account or when accounts in the General American Management Deferred Compensation Plan or such other deferred compensation plan maintained by a Company are credited to the Plan.

(h)	“Directors” means the Board of Directors of RGA, Inc.

(i)	“Effective Date” means January 1, 1996.

(j)	“Employee” means any common-law employee of the Company.

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)	“401(k) Plan” means the RGA Profit Sharing Plan and Trust and the 401(k) Plan of any other Company which has, with the consent of the Directors, adopted the Plan.

(m)

“Incentive Compensation” means the amount awarded to a Participant for a Plan Year under any incentive compensation program maintained by the Company (but excluding any incentive compensation paid or deferred pursuant to the General American Life Insurance Company Long Term Incentive Plan).

(n)	“Incentive Deferral” means the amount of a Participant’s Incentive Compensation which the Participant elects to have withheld on a pre-tax basis and credited to his account pursuant to Section 4.1.

(o)

“Matching Contribution” means the amount, if any, as determined by the Company on an annual basis, that would be contributed to match the Participant’s Salary Deferrals and Incentive Deferrals if such deferrals had been contributed on behalf of the Participant to the 401(k) Plan without regard to any restriction which there might be in a qualified plan, that is credited by the Company to the account of each Participant based on such Participant’s Salary and Incentive Deferrals.

(p)	“Participant” means each Employee who has been selected for participation in the Plan and who has become a Participant pursuant to Article III.

(q)

“Participation and Deferral Election Form” means the written agreement pursuant to which the Participant elects the amount of his Salary and/or his Incentive Compensation to be deferred into the Plan, the Deferral Period, the deemed investment and the form of payment for such amounts, and such other matters as the Committee shall determine from time to time.

(r)	“Plan” means the RGA Reinsurance Company Executive Deferred Savings Plan, as amended from time to time.

(s)	“Plan Year” means the twelve-consecutive month period commencing January 1 of each year ending on December 31.

(t)

“Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.1 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under section 125 of the Code maintained by the Company.

(u)	“Salary Deferral” means the amount of a Participant’s Salary Which the Participant elects to have withheld on a pre-tax basis and credited to his Account pursuant to Section 4.1.

(v)	“Termination Date” means the date the employment of the Participant with the Company and any of its subsidiaries or affiliated companies terminates.

(w)

“Transferred Accounts” means the Account Balance, if any, of a Participant under the Saint Louis Reinsurance Company Executive Deferred Compensation Plan, as well as account balances, if any, from the General American Life Insurance Company Executive Deferred Savings Plan, the General American Life Insurance Company Executive Deferred Compensation Plan or the General American Life Insurance Company Management Deferred Compensation Plan, or under any other deferred compensation plan of the Company, that has been credited to the Plan.

(x)	“Valuation Date” means each business day. 2.2 Number and Gender.

2.2	Number and Gender.

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3	Headings.

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the rest of the Plan, the text shall control.

ARTICLE III
PARTICIPATION AND ELIGIBILITY

3.1	Participation.

Participants in the Plan are those Employees who are (a) subject to the income tax laws of the United States, (b) members of a select group of highly compensated or management Employees of the Company, and (c) who earn at least $80,000 annually, or are employed in a position that is at the executive director level or above in the Company’s salary administration system, or at such other comparable level as selected by the Committee, in its sole discretion. The Committee shall notify each Participant of his selection as a Participant. Notwithstanding anything herein to the contrary, Employees who are non-resident aliens will not be eligible to participate in this Plan.

Those Employees who were Participants in the Plan prior to the Effective Date but who no longer meet the eligibility criteria will be permitted to retain their account balances in the Plan but will not be permitted to defer any additional amounts until they again meet the eligibility requirements of this Section 3.1.

3.2	Commencement of Participation.

Those Employees who participated in the Plan as of December 31, 1995, and those Employees whose account balances in the Saint Louis Reinsurance Company Executive Deferred Compensation Plan are credited to this Plan, shall continue to participate in this Plan effective January 1, 1996. Except as provided in the following sentence, all other Employees shall become Participants effective as of the first day of the Plan Year on which their Participation and Deferral Election Forms become effective. A newly hired Employee who completes a Participation and Deferral Election Form within 30 days of the date on which his employment commences shall become a Participant as of the date on which his Participation and Deferral Election Form becomes effective under Section 4.2.

3.3	Cessation of Active Participation.

Notwithstanding any provision herein to the contrary, a Participant shall cease to be a Participant hereunder effective as of any date designated by the Committee. Any such Committee action shall be communicated to such Participant prior to the effective date of such action. Such cessation shall not affect amounts previously credited to the Account of any such Participant.

In addition, those Employees who are Participants any time during a Plan Year but no longer meet the eligibility criteria at the end of the Plan Year will be treated as Participants until the end of the Plan Year and all elections they previously made will continue to apply until the following Plan Year when, assuming they still no longer meet the eligibility requirements, their Participation in the Plan will cease. Nevertheless, such

Employees will be permitted to retain their account balances in the Plan but will not be permitted to defer any additional amounts until they again meet the eligibility requirements of Section 3.1.

ARTICLE IV
DEFERRALS & MATCHING CONTRIBUTIONS

4.1	Deferrals by Participants.

Before the first day of each Plan Year, a Participant may file with the Committee a Participation and Deferral Election Form pursuant to which such Participant elects to make Salary Deferrals and/or Incentive Deferrals. Any such Participant election shall not exceed 50% of Salary or 100% of Incentive Compensation and shall be a minimum of 1% of Salary and Incentive Compensation, or shall otherwise be limited by any rules prescribed by the Committee in its sole discretion. Salary Deferrals will be credited to the Account of each Participant as of the last day of each pay period to which the deferral applies. Incentive Deferrals will be credited to the Account of each Participant as of the date on which such Incentive Compensation otherwise would have been paid to the Participant in cash.

4.2	Effective Date of Participation and Deferral Election Form.

A Participant’s Participation and Deferral Election Form shall become effective on the first day of the Plan Year to which it relates. The Participation and Deferral Election Form of Employees who are first employed by the Company during a Plan Year shall become effective as of the pay period next following the pay period in which the employee completes the Participation and Deferral Election Form provided the Participation and Deferral Election Form is completed within 30 days of the date the Employee first commences employment. If a Participant fails to complete a Participation and Deferral Election Form before the first day of the Plan Year in which Participant shall earn the compensation to which the Participation and Deferral Election Form relates, the Participant shall be deemed to have elected not to make Salary Deferrals and/or Incentive Deferrals for such Plan Year.

4.3	Modification or Revocation of Election by Participant.

A Participant may not change the amount of his Salary Deferrals or his Incentive Deferrals during a Plan Year except to prospectively revoke his Salary Deferral election or his Incentive Deferral election, as the case may be, in its entirety. In the event a Participant does revoke his Salary Deferral election or Incentive Deferral election, he may not again elect to defer any Salary or Incentive Compensation until the following Plan Year. Under no circumstances may a Participant’s Participation and Deferral Election Form be made, modified or revoked retroactively.

4.4	Matching Contributions.

Each Participant who elects to make Salary or Incentive Deferrals to the Plan will receive a Matching Contribution equal to the percentage of that Participant’s deferrals that would have been matched if the deferrals had been contributed to the 401(k) Plan without regard to any limits or restrictions on either the Deferrals or Matching Contributions had they been made to a plan qualified under 401(a) of the Code or a 401(k) Plan. The Matching Contribution percentage to be contributed to the Plan shall be equal to the matching contribution percentage provided in the appropriate sections of the 401(k) Plan. Matching Contributions will be credited to the Participant’s Account as of the pay period in which the Salary and/or Incentive Deferrals to which the Matching Contributions relate are credited to the Participant’s Account.

Notwithstanding anything herein to the contrary, no Matching Contribution will be applicable to any Incentive Deferrals that are deferred from the General American Life Insurance Company Long Term Incentive Plan.

4.5	Elections Prior to January 1, 1996.

Any elections which Participants had made with respect to Transferred Accounts will remain in effect under this Plan until changed by the Participants in accordance with this Plan.

ARTICLE V
VESTING, DEFERRAL PERIODS AND EARNINGS ELECTION

5.1	Vesting.

A Participant shall be 100% vested in his Salary Deferrals and Incentive Deferrals at all times and shall be vested in his Matching Contributions in accordance with the vesting schedule in the applicable 401(k) Plan. Any provisions of the Plan relating to the distribution of a Participant’s Account shall mean only the vested portion of such Account. Since the Plan is unfunded, the portion of a Participant’s Account which is not vested and therefore not distributed with the vested portion of such account shall remain the property of the Company and shall not be allocated to the Accounts of other Participants or otherwise inure to their benefit.

5.2	Deferral Periods.

A Deferral Period may be for any period of five (5) years or more. A Participant must specify on the Participation and Deferral Election Form the Deferral Period for the Salary Deferrals, Incentive Deferrals, Matching Contributions and for any Transferred Account to be made to the Plan for the Plan Year to which the Participation and Deferral Election Form relates, subject to the provisions of Section 7.1(a) and rules as determined by the Committee from time to time. In the event a Participant does not elect a Deferral Period for any such Salary Deferrals, Incentive Deferrals and Matching Contributions for a Plan Year, such Participant shall be deemed to have elected a Deferral Period that will end on his Termination Date.

5.3	Earnings Elections.

Amounts credited to a Participant’s Account shall be credited with earnings and losses based on hypothetical investment directions made by the Participant, in accordance with investment options and procedures adopted by the Committee in its sole discretion, from time to time. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with earnings equal to the General American Life Insurance Company General Account rate. A Participant’s Account shall be adjusted as of each Valuation Date to reflect investment gains and losses.

ARTICLE VI
ACCOUNTS

6.1	Establishment of Bookkeeping Accounts.

A separate bookkeeping Account shall be maintained for each Participant. Such Account shall be credited with the Salary Deferrals and Incentive Deferrals made by the Participant pursuant to Section 4.1, Matching Contributions made by the Company pursuant to Section 4.4, and any Transferred Accounts and will be credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 5.3, and charged with distributions made to or with respect to a Participant.

6.2	Subaccounts.

Within each Participant’s bookkeeping Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.

6.3	Hypothetical Nature of Accounts.

The Account established under this Article VI shall be hypothetical in nature and shall be maintained for bookkeeping purposes only, so that any Transferred Accounts, Incentive Deferrals, Salary Deferrals, and Matching Contributions can be credited to the Participant and so that earnings and losses on such amounts so credited can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Directors, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other Person. The Company may, in its sole discretion, establish a rabbi trust as a vehicle in which to place funds with respect to this Plan.

ARTICLE VII
PAYMENT OF ACCOUNT

7.1	Timing of Distribution of Benefits.

(a)	Distribution of Contribution to 401(k) Plan.

As soon as practicable, but in no event later than March 15 of the Plan Year following the Plan Year for which the Participant executed the Participation and Deferral Election Form, the lesser of (i) the allowable before-tax contribution which may be made on behalf of the Participant to the 401(k) Plan for the Plan Year for which the Participant executed the Participation and Deferral Election Form, and (ii) the sum of the Salary Deferral and the Incentive Deferral for the Plan Year for which the Participant executed the Participation and Deferral Election Form, shall be paid directly to Participant as compensation earned in the Plan Year for which the Participant executed the Participation and Deferral Election Form, unless the Participant previously elected to have such amount contributed to the 401(k) Plan as an elective before-tax contribution. If the Participant elected to have such amount contributed to the 401(k) Plan as an elective before-tax contribution, such amount shall be distributed directly to the Participant’s Account in the 401(k) Plan. Any such distributions shall be made first from the Salary Deferral Account and only if any additional amounts are distributed shall thus be made from the Incentive Deferral Account. Notwithstanding the preceding, the Plan shall not make distributions to the Participant or the 401(k) Plan in excess of the Participant’s Account balance.

If, pursuant to the preceding paragraph, an elective before-tax contribution is distributed to the Participant’s Account in the 401(k) Plan, the Company shall, pursuant to the terms of the 401(k) Plan, make any matching contribution required on account of such elective before-tax contribution. An additional amount equal to the matching contribution required from the Company under the 401(k) Plan for such elective before-tax contribution shall be deducted from the Matching Contribution in the Participant’s Account. Notwithstanding the preceding, the Plan shall not make distributions to the Participant or the 401(k) Plan in excess of the Matching Contributions in the Participant’s Account. If, pursuant to the preceding paragraph, an elective before-tax contribution is paid directly to the Participant as compensation, any matching contribution associated with the Salary Deferral and Incentive Deferrals for the applicable Plan Year shall be deducted from the Matching Contribution in the Participant’s Account.

(b)	Distribution After Deferral Period.

Distribution of that portion of a Participant’s Account which is not distributed under Section 7.1(a) shall be made as soon as practicable following the date the Deferral Period for such amounts ends.

7.2	Form of Payment or Payments.

A Participant’s Account balance shall be distributed in accordance with the form of payment elected by the Participant on the Participation and Deferral Election Form to which such amounts relate. The form of payment with respect to amounts and the earnings credited thereon may be in any of the following forms:

(a)	A lump sum; or

(b)	Installment payments for a period not to exceed fifteen years.

Installment payments shall be paid annually on the first practicable day after the distributions are scheduled to commence as elected by the Participant on the Participation and Deferral Election Form. Each installment payment shall be determined by multiplying the Account balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Participant.

Such Participant or Beneficiary, as the case may be, may apply to the Committee for payment of installments over a shorter period of time or in a lump sum payment. The Committee, in its sole discretion, shall determine whether such request will be granted.

In the event a Participant does not elect a form of payment for any such Salary Deferrals, Incentive Deferrals, Matching Contributions and Transferred Accounts for a Plan Year, such Participant shall be deemed to have elected a lump sum distribution.

7.3	Designation of Beneficiaries.

Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. A beneficiary designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing the same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section. If no such designation is on file with the Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be the Participant’s surviving spouse, if any, or if none, the executor, personal representative, or administrator of the Participant’s probate estate, or his heirs-at-law, if there is no administration of such Participant’s probate estate.

7.4	Unclaimed Benefits.

In the case of a benefit payable on behalf of such Participant, if the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Committee’s determination. Notwithstanding the foregoing; if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.

7.5	Hardship Withdrawals.

A Participant may apply in writing to the Committee for, and the Committee may permit, a hardship withdrawal of all or any part of a Participant’s Vested Account if the Committee, in its sole discretion, determines that the Participant has incurred a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee, in its sole and absolute discretion. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. The Committee may require a Participant who requests a hardship withdrawal to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

ARTICLE VIII
ADMINISTRATION

8.1	Committee.

The Plan shall be administered by a Committee appointed by the Compensation Committee of the Directors. If the Compensation Committee does not act to specifically appoint a Committee, the Committee will be deemed to be the General American Life Insurance Company Benefits Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

8.2	General Powers of Administration.

The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power and discretionary authority to construe and to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct.

8.3	Determination of Amount of Distribution of Contribution to 401(k) Plan.

As soon as practicable each Plan Year, but in no event later than January 31 of the Plan Year following the Plan Year for which the Participant executed the Participation and Deferral Election Form, the Committee, or its delegate(s), shall obtain from the plan administrator of the 401(k) Plan the results of actual deferral percentage and actual contribution percentage testing for the 401(k) Plan for the Plan Year for which the Participant executed the Participation and Deferral Election Form. The Committee, or its delegate(s), shall then determine the allowable contribution to the 401(k) Plan for the Plan Year for which the Participant executed the Participation and Deferral Election Form.

8.4	Indemnification of Committee.

The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

ARTICLE IX
DETERMINATION OF BENEFITS,
CLAIMS PROCEDURE AND ADMINISTRATION

9.1	Claims.

A person who believes that he is being denied a benefit to which he is entitled under the Plan (a “Claimant”) may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee at the Company at its then principal place of business.

9.2	Claim Decision.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)	The specific reason or reasons for such denial;

(b)	The specific reference to pertinent provisions of the Plan on which such denial is based;

(c)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(d)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(e)	The time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof.

9.3	Request for Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Company review the determination of the Committee. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Secretary. If the Claimant does not request a review of the Committee’s determination by the Secretary of the Company within such sixty (60) day period, he shall be barred and estopped from challenging the Committee’s determination.

9.4	Review of Decision.

Within sixty (60) days after the Secretary’s receipt of a request for review, he will review the Company’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

9.5	Discretionary Authority

The Committee and the Secretary shall have discretionary authority to determine a Claimant’s entitlement to benefits upon his claim or his request for review of a denied claim, respectively.

ARTICLE X
MISCELLANEOUS

10.1	Plan Not a Contract of Employment.

The adoption and maintenance of the Plan shall not be or be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time; nor shall the Plan give or be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

10.2	Non-Assignability of Benefits.

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

10.3	Withholding.

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

10.4	Amendment and Termination.

The Compensation Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made which would impair the rights of a Participant with respect to amounts already allocated to his Account. The Compensation Committee may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Participant’s Account (whether or not it is otherwise vested or payable) shall be paid to such Participant or his Beneficiary in a single cash lump sum, in full satisfaction of all such Participant’s or Beneficiary’s benefits hereunder. Any such amendment to or termination of the Plan shall be in writing and signed by a member of the Compensation Committee.

10.5	Unsecured General Creditor Status Of Employee.

The payments to Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, a Beneficiary, or other distributee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.

In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Company hereunder unless the Company, in its sole discretion, has established a rabbi trust.

10.6	Severability.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

10.7	Governing Laws.

All provisions of the Plan shall be construed in accordance with the laws of Missouri, except to the extent preempted by federal law.

10.8	Binding Effect.

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

10.9	Entire Agreement.

This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provision being of no effect.

IN WITNESS WHEREOF, the Company has caused this Plan to be properly executed on the _______ day of _________________________, 1996.

RGA REINSURANCE COMPANY

By:
Its:

RGA/SWISS FINANCIAL GROUP, L.L.C.

By:
Its: